Exhibit 99.3

News Release

Contact:	Sue Neumann (media), 314-656-5827
Tim Griffith (investors), 314-656-5553
www.smurfit-stone.com

COURT CONFIRMS SMURFIT-STONE’S PLAN OF REORGANIZATION

Company Expects to Emerge from Chapter 11 June 30

CREVE COEUR, MO, June 21, 2010 — Smurfit-Stone Container Corporation today announced that Judge Brendan Shannon of the U.S. Bankruptcy Court in Wilmington, Delaware, entered an order confirming the Joint Plan of Reorganization and Plan of Compromise and Arrangement (the “POR”) filed by the Company and each of its subsidiaries and affiliates currently acting as debtors in possession under Chapter 11 of the United States Bankruptcy Code (the “Debtors”), including those Debtors that are Canadian subsidiaries and parties to the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) proceeding (the “Canadian Debtors”). This action, which follows similar relief previously granted in Canada, positions Smurfit-Stone to emerge from Chapter 11 in the U.S. and CCAA protection in Canada.

“With confirmation of the Plan of Reorganization, Smurfit-Stone is now on a path to emerge from our financial restructuring on June 30,” said Patrick J. Moore, chairman and CEO of Smurfit-Stone. “Upon consummation of the restructuring plan, we will have successfully reduced our debt and realigned our capital structure in a way that dramatically improves the Company’s prospects for long-term growth and profitability.

“We are pleased to have been able to reach agreement with our creditors and stockholders on a plan that enables us to continue to drive value for our stakeholders and help our customers grow their businesses,” continued Mr. Moore. “I particularly want to thank our employees, whose hard work and enduring dedication have allowed us to continue meeting and exceeding our customers’ expectations throughout this process and whose efforts contributed greatly to positioning us for a successful emergence.”

Smurfit-Stone will host an emergence conference call and webcast to update investors on the newly restructured company on Thursday, July 1 at 11:00 a.m. ET.  To access the presentation dial (800) 261-3417; access code 13274863 or visit Smurfit-Stone’s website at www.smurfit-stone.com.

As previously announced, Smurfit-Stone’s POR received overwhelming support from its creditor constituencies. On May 13, 2010, the Ontario Superior Court of Justice issued an order sanctioning the POR in the CCAA proceedings in Canada.

On May 24, 2010, Smurfit-Stone announced that it reached a resolution with certain holders of the Company’s preferred and common stock.  The resolution provides that 4.5% of the new common stock of the reorganized Company that the POR previously provided for distribution to unsecured creditors will now be distributed to the Company’s current stockholders, with 2.25% being distributed pro rata to the holders of the Company’s preferred stock and 2.25% being distributed pro rata to holders of the Company’s common stock.

Six CityPlace Drive, Creve Coeur, MO 63141 Phone: 314.656.5300 Web: smurfit-stone.com

Smurfit-Stone’s U.S. and Canadian subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code and under the CCAA in Canada on January 26, 2009.  Smurfit-Stone’s other subsidiaries were not part of any bankruptcy proceedings.  More information about Smurfit-Stone’s reorganization is available on the Company’s website at www.smurfit-stone.com.

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Smurfit-Stone Container Corporation is one of the industry’s leading integrated containerboard and corrugated packaging producers, and one of the world’s largest paper recyclers. The company is a member of the Sustainable Forestry Initiative® and the Chicago Climate Exchange.  Smurfit-Stone generated revenue of $5.57 billion in 2009; has led the industry in safety every year since 2001; and conducts its business in compliance with the environmental, health and safety principles of the American Forest & Paper Association.